UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): February 11, 2013 (February 8, 2013)

Neiman Marcus, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-133184-12	20-3509435
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1618 Main Street Dallas, Texas	75201
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (214) 743-7600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

Amendment of Senior Secured Term Loan Facility

On February 8, 2013, The Neiman Marcus Group, Inc. (“NMG”) and certain of its subsidiaries entered into an amendment (the “Amendment”) of its existing Senior Secured Term Loan Facility (the “Facility”).  The Amendment, among other things, provides for (i) a reduction in the interest rate margin applicable to the loans outstanding under the Facility from (x) 3.50% per annum to 3.00% for LIBOR loans and (y) 2.50% per annum to 2.00% for ABR loans, (ii) a lowering of the “LIBOR Floor” for loans outstanding under the Facility from 1.25% to 1.00% (collectively, clauses (i) and (ii) the “Repricing”) and (iii) the borrowing of incremental term loans, the proceeds of which will be used to repay the outstanding loans of lenders that do not consent to the Repricing (the “Non-Consenting Lenders”) in an aggregate principal amount of approximately $99.58 million, which is the amount of loans held by such Non-Consenting Lenders.

The terms of the Amendment are set forth in an amendment dated as of February 8, 2013 to the existing credit agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference to this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NEIMAN MARCUS, INC.

Date: February 11, 2013	By:	/s/ James E. Skinner

	Name:	James E. Skinner
	Title:	Senior Vice President, Chief Operating Offer and Chief Financial Officer